Exhibit 10.28

ACEBDA INS. LTD
XOL “Piere Cover”

ACE Berumuda
Insurance Ltd.

ace bermuda

PER CONTRACT EXCESS OF LOSS REINSURANCE AGREEMENT

(the “Agreement”)

COMPANY:	ACE Capital Re International Ltd.

REINSURER:	ACE Bermuda Insurance Ltd.

TYPE:	Per Contract Excess of Loss

TERM:

The Term of this Agreement shall commence as of 12:01 a.m.  Atlantic Standard Time on December 31, 2001 (the “Effective Date”) and shall terminate on the earlier of (i) the Cancellation Date and (ii) 12:01 a.m.  Atlantic Standard Time on December 31, 2026 (the earlier to occur of such dates is the “Termination Date”).

Except as provided herein, after the Termination Date the parties will have no rights or obligations under this Agreement other than those rights or obligations that have accrued during the Term and remain unsatisfied as of the Termination Date.

CANCELLATION:

Subject to ten (10) days prior written notice from the Company to the Reinsurer, the Company may cancel this Agreement at any time (the effective date of such cancellation is the “Cancellation Date”); provided that effective upon the Cancellation Date, no return premium shall be due from the Reinsurer to the Company.

PREMIUM:	For the Term, the Company shall pay the Reinsurer a single premium of one hundred twenty-five million United States dollars ($125,000,000) on December 31, 2001.

The Premium payable by the Company as set forth herein shall not be reduced by any applicable taxes which may be payable by the Company.

TERRITORY:	This Agreement shall be worldwide in geographical scope.

COVERAGE:	Subject to the Aggregate Limit of liability and all other terms, conditions and limitations of this Agreement, the Reinsurer agrees to indemnify the Company for all Net Loss paid during the Term by the Company under each Covered Contract in excess of the Per Contract Retention up to the Per Contract Limit.

For the avoidance of doubt, there may be more than one Net Loss payment under a Covered Contract and all such Net Loss payments shall be the subject of coverage hereunder.

The Company retains the right, in its sole discretion not to cede all or any portion of a Net Loss to the Reinsurer hereunder.

PER CONTRACT
LIMIT:

Subject to the Aggregate Limit, the Reinsurer’s maximum limit of liability for all Net Loss under each Covered Contract shall not exceed fifty million United States dollars ($50,000,000) (“Per Contract Limit”).

TERM
AGGREGATE
LIMIT:

Notwithstanding the Per Contract Limit, the Reinsurer’s maximum limit of liability for all Net Losses during the Term under this Agreement shall not exceed four hundred million United States dollars ($400,000,000) (“Aggregate Limit”).

PER CONTACT
RETENTION:

The Reinsurer shall not be liable for any Net Losses in respect of a Covered Contract until the total Net Losses paid by the Company under such Covered Contract exceed five million United States dollars ($5,000,000) (“Per Contract Retention”).

REPORTS:

The Company shall provide the Reinsurer with a Bordereau on the Business Day following January 14th of each year during the Term listing each Covered Contract in force as at December 31st of the immediately preceding year.  Failure by the Company to list a Covered Contract shall not constitute grounds for denial of a claim under this Agreement, but shall be remedied as soon as discovered.

CLAIMS NOTICES
& SETTLEMENTS:

Notice.  The Company shall promptly advise the Reinsurer, giving all relevant details, of a Net Loss or potential Net Loss under a Covered Contract that could reasonably be expected to become a ceded Net Loss under this Agreement (the “Notice”).

Net Loss Payments.  The Reinsurer shall pay each Net Loss due hereunder to the Company within ten (10) Business Days following receipt of a Notice from the Company; provided that if no later than three (3) Business Days prior to the due date of the Company’s payment of a Net Loss under the Covered Contract (“Due Date”) the Reinsurer is furnished with particulars of the Net Loss and the Company’s certification that the Company’s claim must be paid on the Due Date, at the request of the Company, the Reinsurer shall place the Company in funds for the Reinsurer’s share of such claim payment on or before such due date, in satisfaction of its obligations to the Company in respect of such Net Loss.

Loss Settlements & Claims Cooperation.  All loss settlements made by the Company, provided they are within the terms of this Agreement and the applicable Covered Contract, shall be unconditionally binding upon the Reinsurer.  Notwithstanding the foregoing, when requested by the Reinsurer, the Company shall permit the Reinsurer to associate (at the Reinsurer’s expense) in the defense and control of any investigation, claim or other action pertaining to a Net Loss under this Agreement.

DEFINITIONS:	(1) “Actual Loss” means, in respect of:

(i) a Covered Contract which is a Loss Portfolio Transfer:

(a) any True-Up payments actually paid by the Company to a Portfolio Fund in accordance with the terms of such Covered Contract, and

(b) any actual claims paid by the Company to a cedent of such Covered Contract after the Portfolio Fund balance is reduced to zero.

(ii)                                                         all Covered Contracts other than those set out in (i) above, any loss, claim, profit commission, and/or any other payment by the Company to a cedent under and pursuant to the terms of a Covered Contract.

(2) “Business Day” means a day that banks and foreign exchange offices are open for business in Bermuda.

(3)              “Covered Contracts” means all binders, contracts, policies, and other obligations in respect of insurance, reinsurance, financial guaranty, other financial obligations underwritten by the Company in accordance with its guidelines, or derivatives (including but not limited to swaps) in-force at the Effective Date, or written or renewed during the Term, in each if such contracts are issued or entered into by the Company; provided that Covered Contracts shall not include:

(i) unless otherwise agreed by the parties, any contracts or treaties ceded by the Company to the Reinsurer under a separate reinsurance agreement.  For purposes of clarification and not limitation, such separate reinsurance agreements include, as of the Effective Date, the Per Policy Excess of Loss Second Retrocession Agreement between the parties dated January 1, 2000 in respect of title risks ceded by ACE Capital Title Reinsurance Company to the Company; and

(ii) collateral (howsoever called) required to be posted as security for a Covered Contract; provided that True-Up payments shall not be considered collateral for purposes of this provision.

For the avoidance of doubt and unless otherwise agreed by the parties, any contracts or treaties ceded by the Reinsurer to the Company shall be included in the definition of Covered Contract.

(4)              “Extra Contractual Obligations” means those liabilities which are not covered under any other provision of this Agreement and which arise from the Company’s handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure of the Company to settle within the policy limit, or by reason of the Company’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured (or reinsured) or in the preparation or prosecution of an appeal consequent upon such action.

(5)              “Inuring Reinsurance” means reinsurance, offsetting swaps, and other hedging arrangements that by their terms apply first in payment of Net Loss on a Covered Contract to the Company and thereby reduce the Net Loss payable by the Reinsurer hereunder.

(6)              “Loss Portfolio Transfer” means a type of Covered Contract under which a block of business, which was insured or reinsured by a cedent, is reinsured to the Company in exchange for payment of premium by the cedent to the Company which premium is held in a Portfolio Fund and used to pay claims under the Covered Contract.

(7)              “Losses in Excess of Policy Limits” means any amount of loss together with any legal costs and expenses incurred in connection therewith, paid or payable by the Company in excess of its policy limits, but otherwise within the coverage terms of the policy, as a result of an action against it by its insured or its insured’s assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company’s alleged or actual negligence or bad faith in rejecting a settlement within the policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such action.

(8)              “Net Loss” means the losses for which the Company is liable under Covered Contracts, such losses to include (a) the Actual Loss, if any paid by the Company in satisfaction of its contractual obligations under a Covered Contract, (b) loss expenses of the Company whether incurred on its own account or as reimbursement under a Covered Contract, including but not limited to expenses incurred in connection with settlements, litigation, arbitration, research of coverage questions, workouts of a potential loss, protection and perfection of any interest under a Covered Contract, but loss expenses shall not include the salaries or overhead of the Company, and (c) Losses in Excess of Policy Limits and Extra Contractual Obligations covered under the terms of a Covered Contract or arising by reason of the liability of the Company in settling a covered loss under a Covered Contract.  Nothing in this clause shall be construed to mean that losses under this Agreement are not recoverable until the Company’s net loss has been ascertained.

All salvages, recoveries, payments and reversals or reductions of verdicts or judgments, Portfolio Disbursements, and Profit Commissions, including amounts recoverable under Inuring Reinsurance (hereinafter “Recoveries”) (net of the cost of obtaining such Recoveries) provided that such Recoveries are received during the Term shall be applied as if recovered, received or obtained prior to the aforesaid settlement and shall be deducted from the actual losses sustained under a Covered Contract to arrive at the amount of the Net Loss under a Covered Contract.  To the extent Recoveries are received by the Company after a Net Loss has been paid by the Reinsurer, the Company shall account to the Reinsurer for the Reinsurer’s share of such Recoveries.

(9)              “Profit Commissions” means, profit commissions (howsoever called) which are paid by the cedent to the Company pursuant to the terms of a Covered Contract and which are a function of the profit position of the underlying risk to the Covered Contract.

(10)       “Portfolio Disbursements” means, in respect of a Covered Contract which is a Loss Portfolio Transfer, the amount received by the Company from a Portfolio Fund pursuant to a provision in such Covered Contract allowing the Company to withdraw monies held in the Portfolio Fund which are in excess of the minimum required balance of the Portfolio Fund.

(11) “Portfolio Fund” means, in respect of a Covered Contract which is a Loss Portfolio Transfer, the trust or other segregated assets, if applicable,

or, if the premium due the Company under a Covered Contract is retained by the cedent on a ‘funds withheld’ basis, then the premium so withheld by the cedent (together with interest which accrues thereon).

(12)       “True-Up” means the liability, if any, of the Company pursuant to the terms of a Covered Contract to make payments to a Portfolio Fund to maintain the same at a required minimum level.  True-Up payments do not include the original or any subsequent premium or related payments by a cedent to the Company (whether or not on a funds withheld basis) which are deposited or held in the Portfolio Fund.

GENERAL CONDITIONS:

1.                   Inspection and Audit.   The Reinsurer or its authorized representative shall have access to the books and records of the Company at all reasonable times for the purpose of obtaining information concerning this Agreement or its subject matter.  This access shall include, without limitation, access to all papers in the possession of the Company in connection with claims and the adjustment of claims.  The Reinsurer’s right of access shall continue during the Term and thereafter as long as either party has a claim against the other arising out of this Agreement.

2.                   Headings.   The headings to the text of this Agreement are intended and inserted solely for convenience of reference and shall not effect the meaning, interpretation, construction or effect of this Agreement.

3. Assignment and Amendment. This Agreement may not be assigned or amended by either party without the prior written consent of the other party.

4.                   Third Party Beneficiaries.   This Agreement is solely between the Company and the Reinsurer.  The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the Reinsurer and any original insured or any beneficiary under any business reinsured hereunder, and the Company shall remain solely liable to such original insured or any such beneficiary.

5.                   Enforceability.   In the event that any provision contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained herein.

6. Severability. To the extent that this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be amended, at the mutual agreement of both the Company and the Reinsurer, to the extent possible, to comply with such law and regulation.  If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be illegal or otherwise unenforceable, the same shall not invalidate the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly preserving to the fullest permissible extent the intent and agreements of the parties set forth herein.

7.                   Errors and Omissions.  If either party hereto shall fail to perform an obligation under this Agreement, and such failure is shown to be unintentional and the result of an oversight, misunderstanding or clerical error on the party of either party, then the party shall not be deemed in breach thereby, but such error shall be corrected promptly by restoring both parties to the positions they would have occupied had no such error occurred.

8.                   Entire Agreement.  This Agreement contains the entire agreement between the parties hereto relating to the subject matter hereof and supersedes and replaces all oral statements and prior writings with respect thereto.

9.                   Waivers.  There shall be no waiver of any breach of the terms of this Agreement, nor waiver of any right, remedy, power or privilege conferred by this Agreement, except as notified in writing by the party waiving to the other party, or as otherwise expressly provided for in this Agreement.  Notwithstanding this, and for the avoidance of doubt:

(a)  any waiver of a breach of any term of this Agreement or of any default hereunder shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement;

(b)  no failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any right, remedy, power or privilege.  The rights and remedies provided by this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

10.            Currency.  All the retentions, limits and premiums are stated in United States Dollars.  All claims under this Agreement are payable in United States Dollars.  Losses arising out of Covered Contracts written by the Company in currencies other than United States Dollars shall be converted into United States Dollars at the rates of exchange as used in the books of the Company.

11. Offset. The parties have the right to offset any balance(s) from one to the other under this Agreement or under any other agreement between the parties hereto.

12. Governing Law. This Agreement, and any dispute, controversy or claim arising out of or relating to this Agreement, shall be governed by and construed in accordance with the laws of Bermuda.

13.            Arbitration.  If any irreconcilable dispute shall arise between the Company and the Reinsurer with reference to the interpretation of this Agreement or any Covered Contract (including, but not limited to, disputes concerning the formation or validity of this Agreement), whether such dispute arises before or after termination of this Agreement, such dispute, upon the written request of either party, shall be submitted to three arbitrators, one to be chosen by each party, and the third by the two arbitrators so chosen.  Where a party fails to appoint an arbitrator within fourteen (14) calendar days of being called upon to do so or where the two party-appointed arbitrators fail to appoint a third within twenty-eight (28) calendar days of their appointment, then upon application ARIAS (UK) will appoint an arbitrator to fill the vacancy.  At any time prior to the appointment by ARIAS (UK) the party or arbitrators in default may make such appointment.  All arbitrators shall be active or retired disinterested officers of insurance or reinsurance companies or underwriters at Lloyd’s of London not under the control of or otherwise affiliated with either party to this Agreement.

Except as may be otherwise provided herein, the arbitrators shall promulgate roles to interpret this Agreement under ARIAS Arbitration Rules.  The arbitrators shall interpret this Agreement as an honorable engagement rather than as a legal obligation and will make their award with the view to effecting the general purpose and intent of this Agreement, rather than in accordance with the literal interpretation of this Agreement.

The party requesting the arbitration shall submit its case to the arbitrators within forty-five (45) calendar days of the appointment of the third arbitrator.  The party responding to the request for arbitration shall submit its case to the arbitrators within forty-five (45) calendar days of the receipt of the petitioner’s case.  A hearing shall be held within thirty (30) calendar days after receipt of the parties’ cases in writing.  The arbiters shall render their decision within thirty (30) calendar days after completion of the hearing.  The decision in writing of any two arbiters, when filed with the parties hereto, shall be final and binding on both parties.  Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction.  Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and arbitration.  Said arbitration shall take place in Hamilton, Bermuda, unless some other place is mutually agreed upon by the parties.

The procedures specified in this Article shall be the sole and exclusive procedures for the resolution of irreconcilable disputes between the parties arising out of or relating to this Agreement.

14.            Counterparts.  This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but will not be effective until each party has executed at least one counterpart.  Each counterpart will constitute an original of this Agreement, but all the counterparts will together constitute but one and the same instrument.  All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.

15.            Form and Address for Notices.  Any notice required or authorized to be given or served upon a party pursuant to this Agreement shall be given by facsimile (with confirming copy sent promptly by mail), prepaid post or overnight delivery service or by hand to that party at its address or facsimile number appearing below or such other address or facsimile number as the party may have notified in writing to the other party or parties:

In the case of the Company:

ACE Capital Re International, Ltd.
The ACE Building
30 Woodbourne Avenue
Hamilton, HM 08, Bermuda
Attn: President
Tel: 441-298-9572
Fax: 441-296-3379

In the case of the Reinsurer:

ACE Bermuda Insurance Ltd.
ACE Global Headquarters
17 Woodbourne Ave.
Hamilton HM 08 Bermuda
Attn: President and CEO, ACE Financial Solutions International
Tel: 441-299-9269
Fax: 441-292-8677.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed in Hamilton, Bermuda by the following individuals duly authorized to act on behalf of the parties:

On Behalf of:		On behalf of:

ACE Capital Re International Ltd.		ACE Bermuda Insurance Ltd.

By:	/s/ [ILLEGIBLE]	By:	/s/ Dienne Samson

Name/Title:	[ILLEGIBLE]	Name/Title:	Dienne Samson
President/FSI
SUP/Ace Bermuda

Date:	12/21/01	Date:	12/20/01

COMMUTATION AND SETTLEMENT AGREEMENT

(hereinafter referred to as this “Agreement”)

This Agreement is entered into by and between ACE Capital Re International, Ltd. (hereinafter referred to as the “Company”) and ACE Bermuda Insurance Ltd. (hereinafter referred to as the “Reinsurer”) and made effective 11:59:59 p.m. Local Standard Time, December 31, 2003 (the “Commutation Date”).

WHEREAS, the Company and Reinsurer are parties to the Per Contract Excess of Loss Reinsurance Agreement for the term incepting December 31, 2001 and originally terminating December 31, 2026 (hereinafter referred to as the “Contract”), which is attached hereto and made part of this Agreement; and

WHEREAS, the Company and Reinsurer desire to fully and finally settle and commute all obligations and liabilities, known and unknown, of the Company and the Reinsurer under the Contract.

NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, IT IS AGREED BY AND BETWEEN THE REINSURER AND THE COMPANY THAT:

1.                                       As consideration for the following release, the Reinsurer shall pay the Company the Commutation Amount no later than January 31, 2004, subject to the Reinsurer’s receipt of an original copy of this Agreement, having been fully executed by the parties hereto.

The “Commutation Amount” shall equal the sum of the Principal and Return, as defined below:

“Principal” shall equal One hundred thirty one million, nine hundred thirty seven thousand, two hundred eighty five United States dollars ($131,937,285);

“Return” shall equal: [Principal] x [Lehman Intermediate Rate]; and

“Lehman Intermediate Rate” shall mean the year-to-date total return of the Lehman Brothers U.S. Intermediate Aggregate Bond Index, determined for the period January 1, 2004 through the date of transfer by the Reinsurer of the payment of the Commutation Amount.

2.                                       Subject to the execution of this Agreement by the parties hereto and payment by the Reinsurer of the Commutation amount as required pursuant to paragraph 1 above, as of the Commutation Date, the Company releases and discharges the Reinsurer and its predecessors, successors, parent, subsidiaries, affiliates, assigns, agents, employees, officers, directors and shareholders (collectively, the “Reinsurer’s Related Parties”) from any and all present and future obligations, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including, but not limited to, all claims (including but not limited to those claims for which notices have been submitted to the Reinsurer), obligations, offsets, debts, demands, actions, causes of action, suits, duties, sums of money, covenants, contracts, controversies, agreements, reckonings, bonds, bills, promises, doings, omissions, damages, liability for payment of interest, judgments, costs,

1

Agreement may not be modified or amended, or any of its provisions waived, except by an instrument in writing, signed by the parties hereunder.

7.                                       Any dispute, controversy or claim arising out of or relating to this Agreement shall be subject to arbitration in accordance with the provisions of section 13, Arbitration, of the General Conditions of the Contract.

8.                                       This Agreement shall be governed and construed in accordance with the laws of Bermuda, notwithstanding the venue of any arbitration proceeding.

9.                                       This Agreement is solely between the Company and the Reinsurer, and nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third parties or any persons not parties to this Agreement.

10.                                 This Agreement may be executed and delivered in counterparts, each of which, when so executed and delivered shall constitute an original and all of such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the following individuals authorized to act on behalf of the parties:

For and on Behalf of:	For and on Behalf of:

ACE BERMUDA INSURANCE LTD.	ACE CAPITAL RE INTERNATIONAL, LTD.
in Hamilton, Bermuda	in Hamilton, Bermuda

/s/ Dienne Samson	/s/ Carla Ranum

Name: Dienne Samson	Name: Carla Ranum
Title: President Ace Financial Solutions International	Title: Vice President
Date: 1/7/04	Date: January 6, 2004

3